UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 27, 2006

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On September 27, 2006, two of our subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, as borrowers, and we, as guarantor, executed a Senior Secured Revolving Credit Agreement with Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto, which provides for a five-year senior secured revolving credit facility, or the New Credit Facility, for up to $100 million, with an accordion feature that allows for the potential expansion of the New Credit Facility up to $250 million.

Pursuant to the terms of the New Credit Facility, our borrowings under this facility will initially be limited to $100 million unless we have obtained the lenders’ concurrence to increase their commitments in excess of $100 million and are in compliance with the terms of the indenture governing our senior notes with respect to the incurrence of additional indebtedness. Pursuant to the indenture governing the senior notes, unless we meet a specified consolidated interest coverage ratio test, the level of permitted borrowings under the New Credit Facility is limited to the greater of $75 million or 20% of our consolidated net tangible assets determined as of the end of our most recently completed four fiscal quarters for which internal financial statements are available.

The New Credit Facility is collateralized by eight of our offshore supply vessels, four of our ocean-going tugs and associated personalty, with an approximate aggregate appraised fair market value in excess of $200.0 million, or 200% of our current level of permitted borrowings. Our other principal subsidiaries have guaranteed the obligation of Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC under the New Credit Facility. We can use the amounts we draw under the New Credit Facility for working capital and general corporate purposes, including acquisitions, additional newbuild and conversion programs and other capital expenditures. Neither we nor any of our affiliates has any material relationship with any of the parties to the Senior Secured Revolving Credit Agreement apart from our ownership of our subsidiaries and ordinary banking relationships.

Borrowings under the New Credit Facility accrue interest, at our option, at either (i) the greater of the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and the prime rate announced by Wells Fargo Bank, N.A. in San Francisco, plus a margin of up to 0.25%, or (ii) the London Interbank Offered Rate, plus a margin of 0.5% to 1.5%. We are also required to pay a commitment fee on available but unused amounts ranging from 0.175% to 0.300%. The applicable interest rate margin and commitment fee are based on our leverage ratio, as defined in the agreement governing the New Credit Facility.

Our ability to draw funds under the New Credit Facility is conditioned upon various terms and conditions including, without limitation, customary representations and warranties being true at the time of the borrowing and upon no event of default under the New Credit Facility existing or resulting from the receipt of such funds.

The Company has not yet made any borrowings under the New Credit Facility and, therefore, has $100.0 million of borrowing capacity immediately available.

The foregoing is a summary only, is not necessarily complete, and is qualified by the full text of the Senior Secured Revolving Credit Agreement filed herewith as Exhibit 10.1.

A copy of the press release related to this event is attached as Exhibit 99.1.

2

Item 1.02 – Termination of a Material Definitive Agreement

The New Credit Facility described under Item 1.01 above replaced the Company’s previous revolving credit facility, which was entered into on December 31, 2001, and subsequently amended and restated on February 13, 2004. The previous credit facility provided the Company with immediate access to a $60.0 million borrowing commitment.

We have not incurred any material early termination penalties, and neither we nor any of our affiliates has any material relationship with any of the parties to the previous credit facility apart from our ownership of our subsidiaries and ordinary banking relationships. For further information, see the Liquidity and Capital Resources” and “Contractual Obligations” sections of Management’s Discussion and Analysis of Financial Conditions and Results of Operation contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibit

10.1	Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto.

99.1	Press Release dated October 2, 2006.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Senior Secured Revolving Credit Facility dated effective September 27, 2006 by and among the Company and two of its subsidiaries, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, and Wells Fargo Bank, N.A., as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto.

99.1	Press Release dated October 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: October 3, 2006	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer